DELTA APPAREL, INC.
                               BOARD OF DIRECTORS
                             RESOLUTIONS RESPECTING
                               AMENDMENT OF BYLAWS

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     The Board of  Directors  (the  "Board") of Delta  Apparel,  Inc., a Georgia
corporation (the "Company"),  does hereby adopt the following resolutions of the
Board:

     WHEREAS, the Board believes that it is in the best interest of the Company and its shareholders to amend the Company's bylaws (the "Bylaws") to clarify when shareholder nominations of candidates for director of the Company must be submitted;

     NOW THEREFORE, the Board hereby adopts the following resolutions:

     RESOLVED, the first paragraph of Section 2.13 of the Bylaws (ending with the phrase "Each such notice shall set forth:") is hereby deleted in its entirety and replaced with the following:

     "Nominations for the election of directors may be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Any shareholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of the intent of such shareholder to make such nomination shall be personally delivered to or mailed, postage prepaid, and received at the principal executive offices of the Corporation (i) with respect to an election to be held at an annual shareholders' meeting, (A) not later than 120 days prior to the first anniversary date of the immediately preceding annual shareholders' meeting or
(B) if the Corporation did not hold an annual shareholders' meeting during the preceding year or if the date of the current year's annual shareholders' meeting has been changed by more than 30 days from the date of the previous year's meeting, then not later than 10 days after notice or public disclosure of the date of the annual meeting shall first be given or made to shareholders and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, not later than 10 days after notice or public disclosure of the date of the special meeting shall first be given or made to shareholders. Each such notice shall set forth:"

     RESOLVED, that the Company shall cause to be performed all such acts as shall be necessary or advisable in order to accomplish the purposes of these resolutions.

     RESOLVED, that the officers of the Company, be, and they hereby are, each authorized, empowered and directed, on behalf of and in the name of the Company, to do and perform all such acts and things, and to execute, deliver and/or file all such instruments, agreements and other documents (including without limitation any notices of the amendment of the Bylaws


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provided  herein  required  to be filed  by  applicable  law or  rules  with any governmental or regulatory agency and any stock market, stock exchange or other self regulatory organization on which the Company's securities are listed or proposed to be listed) as they or such officer may deem necessary or desirable to carry into effect the purposes and intent of the foregoing resolutions, and to perform all acts necessary or advisable in order to perform the Company's obligations under, and to consummate the transactions contemplated by, any such executed document; and the execution and/or filing of each such instrument, agreement and document shall constitute conclusive evidence of the Board's approval thereof.

     RESOLVED, that each act consistent with the purposes of these resolutions performed prior to the execution of these resolutions by any officer of the Company is hereby ratified.

     RESOLVED, that the Secretary or any Assistant Secretary of the Company is authorized to make such corrective or minor modifications or additions to the foregoing resolutions as shall be deemed necessary or appropriate, so long as the resolutions, as so modified or supplemented, effect the intent and purposes of these resolutions.

Adopted June 6, 2000.